Exhibit 99.1

The Pediatrics Business of Avadel Pharmaceuticals plc

Abbreviated Financial Statements

For the year ended December 31, 2017 and

the period from February 5, 2016 through December 31, 2016

The Pediatrics Business of Avadel Pharmaceuticals plc

Index

Report of Independent Auditors	3

Abbreviated Financial Statements

Statements of Assets Acquired and Liabilities Assumed
December 31, 2017 and 2016	4

Statements of Net Revenues and Direct Expenses
Year ended December 31, 2017 and the period from February 5, 2016 through December 31, 2016	5

Notes to Abbreviated Financial Statements	6

INDEPENDENT AUDITORS’ REPORT

The Management of Avadel Pharmaceuticals plc:

We have audited the accompanying financial statements of the Pediatric Business of Avadel Pharmaceuticals plc, which comprise the Statements of Assets Acquired and Liabilities Assumed as of December 31, 2017 and 2016, and the Statements of Net Revenues and Direct Expenses for the year ended December 31, 2017 and the period from February 5, 2016 to December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the Pediatric Business as of December 31, 2017 and 2016, and its net revenues and direct expenses for the year ended December 31, 2017 and the period from February 5, 2016 to December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements were prepared in connection with Avadel Pharmaceuticals plc’s divesture of the Pediatric Business and, as described in Note 2, were prepared for the purposes of the buyer complying with Rule 3-05 of the Securities and Exchange Commission’s Regulation S-X. These financial statements are not intended to be a complete presentation of the financial position or results of operations of the Pediatric Business of Avadel Pharmaceutical plc. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

May 4, 2018

The Pediatrics Business of Avadel Pharmaceuticals plc.

Statements of Assets Acquired and Liabilities Assumed

($ in Thousands)

	December 31,
	2017	2016

Inventory, net	$460	$844
Goodwill	1,903	1,903
Intangible assets, net	15,993	17,238
Total assets acquired	$18,356	$19,985

Current portion of long-term related party payable	1,192	1,229
Long-term related party payable, less current portion	19,245	20,809
Total liabilities assumed	$20,437	$22,038

Total net liabilities assumed	$(2,081)	$(2,053)

The accompanying notes are an integral part of these abbreviated financial statements

The Pediatrics Business of Avadel Pharmaceuticals plc.
Statements of Net Revenues and Direct Expenses

($ in Thousands)

	Year Ended December 31, 2017	The period from February 5, 2016 through December 31, 2016

Product revenues, net	$7,686	$6,346

Direct expenses:
Cost of product revenues	3,595	2,730
Selling, general, and administrative expenses	11,205	10,212
Changes in fair value of related party contingent consideration	(355)	824
Amortization of intangible assets	1,245	1,157
Interest expense	1,050	962
Other (income) expenses	(18)	157
Total direct expenses	$16,722	$16,042

Net product revenues less direct expenses	$(9,036)	$(9,696)

The accompanying notes are an integral part of these abbreviated financial statements.

The Pediatrics Business of Avadel Pharmaceuticals plc.

Notes to the Abbreviated Financial Statements

1.              Background

On February 16, 2018, Avadel Pharmaceuticals plc (“Avadel” or the “Company”), together with its subsidiaries Avadel Pharmaceuticals (USA), Inc., Avadel Pediatrics, Inc., FSC Therapeutics LLC (“FSC”), and Avadel US Holdings, Inc. (“Holdings”), as the “Sellers,” completed the previously announced disposition of four pediatric commercial stage assets — Karbinal™ ER, Cefaclor, Flexichamber™ and AcipHex® Sprinkle™, together with certain associated business assets (the “Pediatrics Business”) — to Cerecor, Inc. (“Cerecor” or “Buyer”), pursuant to the terms of an asset purchase agreement between the Sellers and the Buyer dated as of February 12, 2018 (the “Purchase Agreement”). The Company acquired FSC in February 2016 from Deerfield CSF, LLC (“Deerfield CSF”) and certain of its affiliates (the “FSC Acquisition”).

2.              Basis of Presentation and Direct Costs

Basis of Presentation

The accompanying Statements of Assets Acquired and Liabilities Assumed as of December 31, 2017 and 2016 and the related Statements of Net Revenues and Direct Expenses for the year ended December 31, 2017 and the period from February 5, 2016 through December 31, 2016 (collectively, the “Abbreviated Financial Statements”) of the Pediatrics Business have been prepared for the purpose of supporting Cerecor in complying with Rule 3-05 of the U.S. Securities and Exchange Commission’s Regulation S-X. The Abbreviated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

These accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission under Rule 3-05 of Regulation S-X. Historically, complete financial statements have never been prepared for the Pediatrics Business as Avadel did not maintain the Pediatrics Business as a stand-alone business, division or subsidiary for the periods presented, and, therefore, it is impractical to prepare stand-alone or full carve-out financial statements for the Pediatrics Business. The Statements of Assets Acquired and Liabilities Assumed and Net Revenues and Direct Expenses of the Pediatrics Business have been derived from the operating activities attributed to the Pediatrics Business from Avadel’s books and records. The Statements of Net Revenues and Direct Expenses do not purport to reflect all of the costs, expenses, and cash flows that would have been associated had the Pediatrics Business been operated as a stand-alone, separate entity. In addition, the Statements of Net Revenues and Direct Expenses may not be indicative of the operating results going forward given the omission of certain corporate overhead described in the notes to the financial statements and changes in the business that may be made by the Buyer. No additional or separate allocations have been made for certain general and administrative, interest or income tax expenses as Avadel considered such items to be corporate expenses and not directly related to the Pediatrics Business.

Statements of cash flows are not presented as such data was not maintained by Avadel for the Pediatric Business acquired as it did not operate as a separate business or a separate legal entity.

3.              Summary of Significant Accounting Policies

Use of estimates — The preparation of these Abbreviated Financial Statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported. The estimates and associated assumptions are based on historical experience, complex judgments and various other factors that are believed to be reasonable under the circumstances but are inherently uncertain and unpredictable. Estimates are used in determining such items as adjustments for contingent consideration. These estimates and underlying assumptions can affect all elements of these Abbreviated Financial Statements. Actual results may differ from these estimates.

Revenue Recognition — Revenue is generally realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonably assured. The Company records revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer and when the selling price is determinable. As is customary in the pharmaceutical industry, the Company’s gross product sales are subject to a variety of deductions in arriving at reported net product sales. These adjustments include estimates for product returns, chargebacks, payment discounts, rebates, and other sales allowances and are estimated based on analysis of historical data for the product or comparable products, as well as future expectations for such products.

For generic products and branded products where the ultimate net selling price to customer is estimable, the Company recognizes revenues upon delivery to the wholesaler. For new product launches, including products acquired, the Company recognizes revenue if sufficient data is available to determine product acceptance in the marketplace such that product returns may be estimated based on historical or analog product data and there is probable evidence of reorders and consideration is made of wholesaler inventory levels.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” which supersedes the most current revenue recognition requirements. This ASU requires entities to recognize revenue in a way that depicts the transfer of goods or services to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. Through May 2016, the FASB issued ASU 2016-08 “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU 2016-10 “Identifying Performance Obligations and Licensing,” and ASU 2016-12, “Narrow-Scope Improvements and Practical Expedients,” which provide supplemental adoption guidance and clarification to ASU 2014-09, respectively. These ASUs will be effective for annual and interim periods beginning after December 15, 2017, with early adoption for annual and interim periods beginning after December 15, 2016 permitted and should be applied retrospectively to each prior reporting period presented or as a modified retrospective adjustment as of the date of adoption.

The Company has completed its evaluation and assessment of the potential impacts of adopting this pronouncement on the Abbreviated Financial Statements and related disclosures. Based on this assessment, the Company will adopt the pronouncement under the modified retrospective method of transition in the first quarter of 2018. The Company does not expect adoption of the new standard will have a material effect on the overall timing or amount of revenue recognized in the Abbreviated Financial Statements when compared to current accounting standards. The impact to the Company of adopting the new revenue standard primarily relates to additional and expanded disclosures.

Concentration with Customer — The Company sells its products in the United States primarily through wholesale distributors. Wholesale distributors account for substantially all of the Company’s net product revenues.

For the year ended December 31, 2017 and the period from February 5, 2016 through December 31, 2016, the Company’s three largest customers accounted for approximately 39%, 32%, and 22%, and 35%, 32%, and 27%, respectively, of the Company’s total net product revenues.

Concentration of Products and Sales — The following table presents a summary of total revenues by product for the twelve months ended December 31, 2017 and the period from February 5, 2016 through December 31, 2016 (in thousands):

Revenue by Product:	Year Ended December 31, 2017	The period from February 5, 2016 through December 31, 2016

Karbinal	$6,286	$3,485
Cefaclor	445	1,021
AcipHex	768	1,574
Other	187	266
Total Revenue	$7,686	$6,346

Selling, general and administrative — Selling, general and administrative costs including advertising and promotion are expensed as incurred. Advertising and promotion expenses are classified within selling, general and administrative expenses.

Inventory, net — Inventory consists of finished products, which are stated at lower of cost or market determined under the first-in, first-out (“FIFO”) method. The Company establishes reserves for inventory estimated to be obsolete, unmarketable or slow-moving on a case by case basis.

Goodwill — Goodwill represents the excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed from the FSC Acquisition. The Company has determined that it operates in a single segment and has a single reporting unit associated with the development and commercialization of pharmaceutical products. The annual test for goodwill impairment is a two-step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step indicates impairment, then, in the second step, the loss is measured as the excess of recorded goodwill over the implied fair value of the goodwill. Implied fair value of goodwill is the excess of the fair value of the reporting unit as a whole over the fair value of all separately identified assets and liabilities within the reporting unit. The Company tests goodwill for impairment annually and when events or changes in circumstances indicate that the carrying value may not be recoverable. During the fourth quarter of 2017, the Company performed its required annual impairment test of goodwill and has determined that no impairment of goodwill existed at December 31, 2017 or 2016.

Intangibles — Intangible assets consist primarily of purchased licenses and intangible assets recognized as part of the FSC Acquisition.

Intangibles are reviewed for impairment whenever conditions indicate that the carrying value of the assets may not be fully recoverable. Such impairment tests are based on a comparison of the pretax undiscounted cash flows expected to be generated by the asset to the recorded value of the asset or other market based value approaches. If impairment is indicated, the asset value is written down to its market value if readily determinable or its estimated fair value based on discounted cash flows. Any significant changes in business or market conditions that vary from current expectations could have an impact on the fair value of these assets and any potential associated impairment. The Company has determined that no impairment existed at December 31, 2017 or 2016.

Acquisition-related Contingent Consideration — The FSC Acquisition-related contingent consideration payables are accounted for at fair-value (see Note 7: Long-Term Related Party Payable). The fair value of FSC Acquisition-related contingent consideration payable is estimated using a discounted cash flow model based on the long-term sales or gross profit forecasts of the specified pediatric products using an appropriate discount rate. Changes in fair value of these liabilities are recorded in the Abbreviated Statements of Net Revenues and Direct Expenses within operating expenses as changes in fair value of related party contingent consideration.

4.              Fair Value Measurements

The Company is required to measure certain assets and liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting. For example, fair value is used extensively when accounting for and reporting certain financial instruments, when measuring certain contingent consideration liabilities and in the initial recognition of net assets acquired in a business combination. Fair value is estimated by applying the hierarchy described below, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

ASC 820, Fair Value Measurements and Disclosures defines fair value as a market-based measurement that should be determined based on the assumptions that marketplace participants would use in pricing an asset or liability. When estimating fair value, depending on the nature and complexity of the asset or liability, one or each of the following techniques are generally used:

•                                          Income approach, which is based on the present value of a future stream of net cash flows.

•                                          Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

As a basis for considering the assumptions used in these techniques, the standard establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•                                          Level 1 - Quoted prices for identical assets or liabilities in active markets.

•                                          Level 2 - Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are directly or indirectly observable, or inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.

•                                          Level 3 - Unobservable inputs that reflect estimates and assumptions.

The following table summarizes the financial instruments measured at fair value on a recurring basis classified in the fair value hierarchy (Level 1, 2 or 3) based on the inputs used for valuation in the accompanying Statement of Assets Acquired and Liabilities Assumed (in thousands):

	December 31,
	2017			2016
Fair Value Measurements:	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

Related party payable (see note 7: Long-Term Related Party Payable)	$—	$—	$20,437	$—	$—	$22,038
Total Liabilities	$—	$—	$20,437	$—	$—	$22,038

5.              FSC Acquisition

On February 5, 2016, the Company acquired FSC, a specialty pharmaceutical company dedicated to providing innovative solutions to unmet medical needs for pediatric patients, from Deerfield CSF, a Deerfield Management Company, a related party, which represents the FSC Acquisition. The Company disposed of these pediatric assets on February 16, 2018.

The FSC Acquisition has been accounted for using the acquisition method of accounting and, accordingly, its results are included in the Company’s Abbreviated Financial Statements from the date of the FSC Acquisition. Total consideration to acquire FSC was $21.7 million, and was funded with a combination of the following, partially offset by $0.5 million as a result of a net working capital settlement from the seller:

•                                          $15.0 million long-term liability to Deerfield CSF. Under the terms of the FSC Acquisition agreement, the Company will pay $1.1 million annually for five years with a final payment in January 2021 of $15.0 million.

•                                          an estimate of $6.7 million in contingent consideration to Deerfield CSF. Under the terms of the FSC acquisition agreement, the Company shall pay quarterly a 15% royalty on the net sales of certain FSC products, up to $12.5 million for a period not exceeding ten years.

These items are reported in related party payable within the Company’s Abbreviated Statements of Assets Acquired and Liabilities Assumed, and is further disclosed in Note 7: Long-Term Related Party Payable.

6.              Goodwill and Intangible assets, net

At December 31, 2017 and 2016, the gross and net amounts of the amortizable and unamortizable intangible assets were (in thousands):

	December 31,
	2017			2016
	Gross Value	Accumulated amortization	Net Carrying Amount	Gross Value	Accumulated amortization	Net Carrying Amount

Amortizable intangible assets:
Acquired product marketing rights	$15,815	$(2,021)	$13,794	$15,815	$(975)	$14,840
Acquired developed technology	2,580	(381)	2,199	2,580	(182)	2,398
Total amortizable intangible assets	$18,395	$(2,402)	$15,993	$18,395	$(1,157)	$17,238

Unamortizable intangible assets:
Goodwill	$1,903	$—	$1,903	$1,903	$—	$1,903
Total unamortizable intangible assets	$1,903	$—	$1,903	$1,903	$—	$1,903

Amortization of intangible assets for the year ended December 31, 2017 and the period from February 5, 2016 through December 31, 2016 was $1.2 million and $1.2 million, respectively.

Amortizable intangible assets are amortized over their estimated useful lives, which range from nine to fifteen years, using the straight-line method. At December 31, 2017, the total future amortization of intangible assets for the next 5 years is as follows (in thousands):

Estimated
Amortization
Year Ended:	Expense

2018	$1,253
2019	1,253
2020	1,253
2021	1,253
2022	1,253
Thereafter	9,728
Total Amortization Expense	$15,993

7.              Long-Term Related Party Payable

Long-term related party payable and related activity are reported at fair value and consist of the following at December 31, 2017 and 2016, respectively (in thousands):

		Activity during the Twelve Months Ended December 31, 2017
	Balance,	Payments to Related	Changes in Fair Value of Related Party Payable	Balance,
	December 31, 2016	Parties	Operating Income	December 31, 2017

Acquisition-related contingent consideration:
Royalty agreement - FSC (a)	$7,038	$(1,246)	$(355)	$5,437
Financing related:
Long-term liability - FSC (b)	15,000	—	—	15,000
Total related party payable	22,038	$(1,246)	$(355)	20,437
Less: current portion	(1,229)			(1,192)
Total long-term related party payable	$20,809			$19,245

		Activity for the period from February 5, 2016 through December 31, 2016
	Balance,	Payments to Related	Changes in Fair Value of Related Party Payable	Balance,
	February 5, 2016	Parties	Operating Expense	December 31, 2016
Acquisition-related contingent consideration:
Royalty agreement - FSC (a)	$6,658	$(444)	$824	$7,038
Financing related:
Long-term liability - FSC (b)	15,000	—	—	15,000
Total related party payable	21,658	$(444)	$824	22,038
Less: current portion	(426)			(1,229)
Total long-term related party payable	$21,232			$20,809

Each of the above items is associated with related parties as further described in Note 8: Related Party Transactions.

(a) In February 2016, the Company acquired all of the membership interests of FSC from Deerfield. The consideration for this transaction in part included a commitment to pay quarterly a 15% royalty on the net sales of certain FSC products, up to $12.5 million for a period not exceeding ten years. This obligation was assumed by the Buyer as part of the disposition of the pediatrics products on February 16, 2018.

(b) In February 2016, the Company acquired all of the membership interests of FSC from Deerfield. The consideration for this transaction in part consists of payments totaling $1.1 million annually for five years with a final payment in January 2021 of $15.0 million. Interest expense of $1.1 million and $1.0 million for the year ended December 31, 2017 and the period from February 5, 2016 through December 31, 2016, is recorded in the Company’s Abbreviated Statement of Net Revenues and Direct Expenses. Substantially all of FSC’s, and its subsidiaries, assets are pledged as collateral under this agreement. This obligation was assumed by the Buyer as part of the disposition of the pediatrics products on February 16, 2018.

At December 31, 2017, the fair value of the related party payable listed in (a) above was estimated using a discounted cash flow model based on estimated and projected annual net revenues or gross profit, as appropriate, of the FSC products. These fair value measurements are based on significant inputs not observable in the market and thus represent a level 3 measurement as defined in ASC 820. The most significant of these inputs are the Company’s estimates of future market share, selling price, and the risk-adjusted discount rate. To the extent the Company’s expectations of capturing future market share or selling price are reduced, the estimated future earn-out payments and the respective fair value of contingent consideration would also be reduced. The Company uses an appropriate risk-adjusted discount rate within the discounted cash flow models of approximately 22%. Decreases in the discount rate would increase the calculated fair value of contingent consideration.

Subsequent changes in the fair value of the FSC Acquisition-related related party payables, resulting primarily from management’s revision of key assumptions, will be recorded in the Company’s Abbreviated Statements of Net Revenues and Direct Expenses in the line items entitled “Changes in fair value of related party contingent consideration” for items noted in (a) above. See Note 3: Summary of Significant Accounting Policies under the caption Acquisition-related Contingent Consideration.

8.              Related Party Transactions

The Company entered into an agreement dated February 5, 2016 to acquire FSC, a specialty pharmaceutical company dedicated to providing innovative solutions to unmet medical needs for pediatric patients, from Deerfield CSF, a Deerfield Management company. Under the terms of the FSC Acquisition, which was completed on February 8, 2016, the Company will pay $1.1 million annually for five years with a final payment in January 2021 of $15.0 million, for a total of $20.2 million to Deerfield for all of the equity interests in FSC. The Company will also pay Deerfield a 15% royalty per annum on net sales of the current FSC products, up to $12.5 million for a period not exceeding ten years. In connection with the divestiture of the Company’s pediatric products on February 16, 2018, the above obligations were assumed by Cerecor and guaranteed by Armistice Capital Master Fund, Ltd., the majority shareholder of Cerecor.

9.              Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through May 4, 2018, the date the Abbreviated Financial Statements were available to be issued. No events or transactions have occurred through such date that requires disclosure, other than those already disclosed, in these Abbreviated Financial Statements.